Exhibit 10.24
NON-COMPETE AGREEMENT

THIS AGREEMENT dated as June 28, 2007 by and among PHOTONICS INTERNATIONAL, INC., a Minnesota corporation (“Purchaser”), ANIL K. JAIN ("Jain"), APA OPTRONICS (INDIA) PRIVATE LIMITED ("APA India"), APA ENTERPRISES, INC., a Minnesota corporation ("Seller"), and APA CABLES & NETWORKS, INC., a Minnesota corporation ("APACN").  Seller and APACN and their subsidiaries, collectively, are referred to herein as "APA".

WITNESSETH:

WHEREAS, Seller and Purchaser are parties to that certain Stock Purchase Agreement dated June 28, 2007, pursuant to which Purchaser will acquire all of the stock of APA India owned by Seller (the "Purchase Agreement"); and

WHEREAS, Jain is the sole owner of Purchaser and has guaranteed the performance of Purchaser's obligations to Seller; and

WHEREAS, Jain, Purchaser and APA India, directly and indirectly, will be financially benefited by the Purchase Agreement; and

WHEREAS, as a condition to closing the Purchase Agreement and in order to satisfy a requirement set forth therein, Seller is entitled to receive a covenant not to compete and other agreements set forth herein from Jain, Purchaser and APA India.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Purchaser, Seller, Jain, and APA India agree as follows:

ARTICLE I
NON-COMPETE COVENANTS

1.1           In order to satisfy a condition of the Purchase Agreement, during the two (2) year period commencing with the date of this Agreement, Jain, Purchaser, and APA India shall not, directly or indirectly, sell or offer to sell any telecommunications products, materials or components of a type offered by APACN, as described on Schedule A, to any person or entity who will utilize or deploy such products, materials, or components in the United States; provided, however, that Jain, Purchaser and APA India may offer and sell such products, materials, or components to APACN.

1.2           Within five (5) business days after the date of execution of this Agreement, Jain and Purchaser shall (a) change the website address of APA India from "apaoptronics.com" to "apaoptronics.in.com"; or (b) shall prominently state on said website that the principal executive office of APA India is in India.

1.3           During the two-year restricted period referenced in Section 1.1 above, APA and APACN shall not direct any selling efforts to India or engage in any selling activity in India.

ARTICLE II
NON-DISCLOSURE COVENANT

During and after the term of this Agreement, Purchaser, Jain and APA India shall not communicate, divulge or use, any secret, confidential information, confidential customer list, or trade secrets of APACN or Seller.  This obligation shall apply with respect to any such item until such item ceases to be secret or confidential, as determined by APACN and Seller in their sole discretion.

ARTICLE III
REMEDIES

In the event of any actual or threatened breach of the provisions of Articles I or II hereof, the injured party shall be entitled to all rights and remedies available at law or in equity, including without limitation the right to obtain damages for such breach or non-adherence and the right to enjoin the party in breach or any person or entity in or threatening breach or non-adherence from commencing or continuing, and to remedy, the activities which constitute such breach or non-adherence.  Should Jain, Purchaser or APA India breach any of the provisions contained in the Purchase Agreement or related documents, Seller shall be entitled to offset its damages against amounts due to Jain from Seller as separation payment in connection with his termination as president/chief executive officer of Seller.

ARTICLE IV
CONSIDERATION

Jain, Purchaser, APA India, Seller, and APACN each acknowledge that it will be benefited by the Purchase Agreement and has received adequate consideration for its covenants contained herein.

ARTICLE V
MISCELLANEOUS

5.1           Entire Agreement; Use of Terms.  This Agreement, together with the Purchase Agreement and the other agreements referenced in the Purchase Agreement, contains the entire agreement among the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof and transactions contemplated hereby, and shall be amended or modified only by a written instrument signed by all of the parties hereto; provided, however, that this Agreement does not supercede or replace the Nondisclosure and Noncompete Agreement dated May 5, 1999 between Seller and Jain.

5.2           Waiver.  No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further and continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, covenant, representation, or warranty of this Agreement, or the agreements and documents executed in connection herewith.

5.3           Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors and assigns.

5.4           General.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  This Agreement shall be governed, enforced and construed under the laws of the State of Minnesota, USA.

5.5           Joint and Several Liability.  All agreements, covenants, representations, and warranties of Jain, Purchaser and APA India hereunder shall be joint and several obligations of Jain, Purchaser and APA India.

SELLER:		PURCHASER:

APA ENTERPRISES, INC.		PHOTONICS INTERNATIONAL, INC.

By:	/s/ Ronald G. Roth	By:	/s/ Anil K. Jain
	Its: Chairman		Anil K. Jain
Chief Executive Officer

APA OPTRONICS (INDIA)
PRIVATE LIMITED

		By:	/s/ Anil K. Jain
Anil K. Jain
President

/s/ Anil K. Jain
Anil K. Jain, as an individual

APA CABLES & NETWORKS, INC

		By:	/s/ Cheri B. Podzimek
			Its:	President

SCHEDULE A

1.           The following "passive" products:

OSP optical fiber cabinets

Optical fiber frames

Optical fiber panels

Optical fiber cable, connectors, assemblies and attenuators

Copper cable, connectors and assemblies

2.          Optical branching components, as illustrated on the APACN website (www.apacn.com) under "optical products"